Exhibit 99.1

Mastech Digital Names Michael Fleishman as Chief Executive Officer of Its Data & Analytics Services Business

PITTSBURGH, November 14, 2022 /PRNewswire/ — Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, today announced the appointment of Mr. Michael Fleishman as the Chief Executive Officer of Mastech InfoTrellis effective immediately. In this role, Mr. Fleishman will lead our Data and Analytics Services segment in becoming a true Digitally Integrated Business by capitalizing on the Company’s core strengths in data management, data analytics and cloud services. Fleishman’s record of driving revenue growth for large and medium-size enterprises is an attractive attribute at this stage of our Company’s evolution.

Fleishman comes to Mastech Digital with over 27 years of digital technology experience and a focus on the development of enduring client relationships. Prior to joining Mastech Digital, Fleishman held successful leadership roles at top global technology services firms, including IBM, Virtusa, Unisys and most recently, spearheading digital transformation for Capital Markets at Cognizant. Mr. Fleishman holds a bachelor’s degree in Aerospace Engineering from Boston University and a master’s degree in Management and Technology from Rensselaer Polytechnic Institute.

Sunil Wadhwani, the Company’s Co-Chairman stated, “I am impressed with Michael’s proven track record of achieving superior revenue growth at all of his previous employers and his knowledge of and experience with digital technologies.”

Co-Chairman, Ashok Trivedi added, “Michael’s sales leadership experience and vast knowledge of digital transformation services is a perfect combination for taking Mastech InfoTrellis to its next level of success.”

“Michael has the knowledge, reputation and drive to be successful at Mastech InfoTrellis and I’m looking forward to working as a team to build value for our constituents,” said Vivek Gupta, Chief Executive Officer of Mastech Digital.

“I am thrilled to join the Mastech Digital family, which has a strong reputation as a dependable provider of digital transformation services. Today, the market for digital transformation is growing across all industries at a rapid pace. This creates a unique opportunity for Mastech Digital to aggressively grow and prosper in the foreseeable future. I believe that I can make a positive impact in this exciting journey,” said Fleishman.

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics Solutions, Digital Learning, and IT Staffing Services with a Digital First approach. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S., Canada, Europe, and India.

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

+1-888-330-5497